Exhibit 99.1
Local Bounti Announces First Quarter 2026 Financial Results
Delivered 15% Revenue Growth, Improved Net Loss, and 35% Improvement in Adjusted EBITDA Loss While Advancing Strategic Retail Partnership Discussions

HAMILTON, MT – May 13, 2026 – Local Bounti Corporation (NYSE: LOCL) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company currently servicing approximately 13,000 retail doors, today announced its financial results for the three months ended March 31, 2026.

Kathleen Valiasek, President and CEO of Local Bounti, stated, “Our first quarter results reflect the operating discipline this team has built over the past several quarters — 15% revenue growth, a 35% improvement in adjusted EBITDA loss, and a 30% reduction in adjusted G&A year-over-year. The improvement is grounded in tangible operating progress as our network is now running at full utilization, and the tower upgrades completed across our facilities last year are delivering an approximate 10% increase in run-rate yield capacity, with additional gains expected from the targeted investments we’re making in California to support our leading market position in living butterhead lettuce. On the commercial side, the two new retail accounts we secured this quarter — including a national rollout across more than 250 stores — and expansion of an existing relationship, speak to a meaningful improvement in channel mix and to the caliber of partners now choosing to grow with us. Each quarter brings us closer to positive adjusted EBITDA, and I’m proud of the consistency our team continues to deliver.”

Craig Hurlbert, Executive Chairman of Local Bounti, stated, “Two developments this quarter reinforce the long-term thesis for Local Bounti. The U.S. patent issued in February for our AI-driven growing optimization supports the competitive advantages we have built around our Stack & Flow platform, and the additional $15 million committed by an existing strategic investor signals continued conviction in where we’re headed. We continue to advance strategic partnership discussions and believe that we are in great position to capture demand for efficient capacity as the industry continues its migration to CEA products.”

First Quarter 2026 Financial Summary

•Sales increased 15% to $13.3 million in the first quarter of 2026, as compared to $11.6 million in the prior year period. The increase was due to increased production and growth in sales from the facilities in Georgia, Texas, and Washington.
•Gross profit was stable versus the prior year period at $1.5 million in the first quarter of 2026. Adjusted gross margin percentage1, which excludes depreciation and stock-based compensation, and other non-core items, was also stable at 29%, relative to both the prior year period and the fourth quarter of 2025.
•General and administrative expenses decreased by $0.6 million to $7.5 million in the first quarter of 2026, as compared to $8.1 million in the prior year period. The decrease was primarily driven by general cost savings measures. Adjusted general and administrative expense1, which excludes stock-based compensation, depreciation and amortization, and other non-core items decreased 30% to $4.1 million, as compared to $5.8 million in the prior year period.
•Net loss decreased to $12.7 million in the first quarter of 2026 as compared to net loss of $37.7 million for the prior year period, primarily due to a $14.8 million reduction in net interest expense resulting from the debt restructuring activities the Company completed in the first quarter of 2025.
•Adjusted EBITDA1 loss improved 35% to $5.7 million, as compared to a loss of $8.8 million in the prior year period. Adjusted EBITDA loss for the first quarter of 2026 excludes $1.0 million in stock-based compensation, $4.0 million in interest expense, $5.6 million of depreciation and amortization, $5.2 million gain on change in fair value of warrant liability, and other non-core items.
1See the reconciliation of GAAP measures to non-GAAP measures at the end of this press release for more information.

Product Development

Local Bounti's launch of its family-sized 10-ounce Romano Caesar Salad Kit in the Pacific Northwest continues to build momentum with consumers at retail. After realizing a 75% increase in its baseline velocity (units sold per store per week) during the fourth quarter of 2025, Local Bounti was awarded an additional distribution center with a national retailer in the first quarter of 2026 that is set to launch in May of 2026.

The Company continues to pursue growth of its Arugula offering following its successful launch at both its Pasco, WA and Mount Pleasant, TX facilities in 2025. Conventional arugula is often unreliable and insufficient and is a category that the Company believes it can continue to address through leveraging its baby leaf capabilities.

Distribution

The Company currently services approximately 13,000 retail doors and expanded its retail presence in select southern markets with a new national retailer in the fourth quarter of 2025. During the first quarter of 2026, the Company secured and launched programs with two additional accounts, including a large premier retail customer covering more than 250 stores with a six SKU rollout, and a large regional retailer. The Company’s quarterly sales to a major e-commerce and DTC customer continue to perform strongly following growth of more than 600% during 2025.

The Company continues to benefit from strong demand and ongoing support from its long-standing customer base. In the first and early second quarter of 2026, the Company was awarded bids that extend supply programs with multiple national retail accounts through the first quarter of 2027. These commitments span several of the Company’s key product lines, including baby leaf lettuce and organic butter lettuce. The awards underscore the strength of the Company’s relationships with blue-chip retail partners and reflect those customers’ continued confidence in Local Bounti’s ability to deliver consistent, high-quality products over the long term.

Commercial Facilities Update

Yield Enhancement

The Company continues to advance its yield improvement and cost reduction initiatives across its facility network. Tower upgrades were completed at its Georgia, Texas and Washington facilities during the fourth quarter of 2025, which resulted in enhanced production efficiency and an approximate 10% increase in run-rate yield capacity to reach the Company’s highest yields in the Company’s history.

The Company is also making select investments in its California facilities to improve operational efficiency, which it believes can improve yields by as much as 20%, resulting in increased throughput and enhanced margins.

Capacity Expansion Project

Plans remain in place to build additional capacity across the Company's network of facilities enabled with its patented Stack & Flow Technology®. The expansions are designed to provide additional capacity and allow for the Company's growing product assortment to meet existing demand from Local Bounti's direct relationships with blue-chip retailers and distributors. The timing and scope of these projects, including plans to expand into the Midwest, remain under review pending ongoing discussions with retailers to optimize those facilities for specific products in support of retail commitments and strategies to expand distribution.

Intellectual Property

In February 2026, Local Bounti was issued U.S. Patent No. 12,557,741, titled "Optimizing Growing Process in a Hybrid Growing Environment Using Computer Vision and Artificial Intelligence." The patent covers the Company’s proprietary methods for using computer vision, machine learning, and automated environmental controls to optimize plant growth across its hybrid vertical and greenhouse growing phases. This is a significant milestone that strengthens the competitive moat around Local Bounti’s patented Stack & Flow Technology platform and underscores the

Company’s technology leadership in controlled environment agriculture. The Company has been deploying these capabilities across its Stack & Flow Technology–enabled facilities with tangible results, using AI-driven analysis of plant growth and environmental data to drive improved consistency and yield.

Capital Structure

The Company ended the quarter with cash and cash equivalents and restricted cash of $18.8 million as of March 31, 2026.

As previously disclosed, in March 2026, the Company received a $15 million investment from an existing strategic investor, further demonstrating continued confidence in Local Bounti’s business and long-term growth trajectory. Combined with the transactions the Company executed in 2025, Local Bounti has the financial flexibility to be strategic with partnerships and growth investments as it advances toward profitability.

As of March 31, 2026, Local Bounti had approximately 22.8 million shares outstanding, 6.8 million common shares under warrants outstanding, and approximately 2.4 million restricted stock units outstanding. The Company also has out-of-the-money convertible notes that, if converted, would result in the issuance of approximately 9.7 million common shares. Including the shares issuable in the event of conversion of the convertible note, as well as the warrants and restricted stock units, the Company had a fully diluted share count of approximately 41.6 million shares outstanding as of March 31, 2026.

Financial Outlook

The Company expects continued sequential improvements in revenue and adjusted EBITDA loss rate in 2026, driven by ongoing sales growth, cost reduction initiatives, and the ramp of its facilities network. Achieving positive adjusted EBITDA remains a key priority, and management believes the trajectory of financial performance demonstrated over the past several quarters position the Company to reach this objective.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 8:00 a.m. ET on Wednesday, May 13, 2026. To participate on the live call, listeners in North America may dial (877) 514-3623 and international listeners may dial +1 (201) 689-8768. The Conference ID is 13760159.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its patented Stack & Flow Technology® – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 13,000 retail doors. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'revolutionize agriculture, ensuring accessibility to fresh, sustainable, locally grown produce and nourishing communities everywhere for generations to come,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," "anticipate," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding improving revenue, sales, costs, margins, and financial metrics; product and customer expansions and related timing; facility operations and adjustments; deployment of new technologies; strategic partnership discussions; commercial opportunities; financial guidance; timing for reaching positive adjusted EBITDA; lowering cost of capital; and sufficiency of capital. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Local Bounti’s ability to continue as a going concern and the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms or at all; Local Bounti's ability to generate significant revenue; restrictions and covenants contained in Local Bounti's debt facility agreements with Cargill Financial Services International, Inc. and Local Bounti's ability to comply therewith; the risk that the concentrated ownership of our common stock will prevent other stockholders from influencing significant decisions; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to complete the build out of its current or additional facilities in the future; Local Bounti's reliance on third parties for construction, the risk of delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to scale its operations and decrease its cost of goods sold over time; the potential for damage to or problems with Local Bounti's facilities; the impact that current or future acquisitions, investments or expansions of scope of existing relationships have on Local Bounti's business, financial condition, and results of operations; unknown liabilities that may be assumed in acquisitions; Local Bounti's ability to attract and retain qualified employees; Local Bounti's ability to develop and maintain its brand or brands; Local Bounti's ability to achieve its sustainability goals; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risk of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive markets in which it operates; Local Bounti's ability to defend itself against intellectual property infringement claims or other litigation; Local Bounti's ability to effectively integrate the acquired operations of any CEA or similar operations which it acquires into its existing operations; changes in consumer preferences, perception, and spending habits in the food industry; the risk that seasonality may adversely impact Local Bounti's results of operations; Local Bounti's ability to repay, refinance, restructure, or extend its indebtedness as it comes due; Local Bounti's ability to comply with the continued listing requirements of the New York Stock Exchange ("NYSE") or timely cure any noncompliance thereof; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 27, 2026, as supplemented by other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based. We have not filed our Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended March 31, 2026. As a result, all financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted general and administrative expense, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains, and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, and amortization, and adjusted to exclude stock-based compensation expense, change in fair value of warrant liability, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation and stock-based compensation, and certain other non-core items. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted general and administrative expense as general and administrative expense excluding stock-based compensation, depreciation, amortization, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures to assess performance and planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP, and the methods the Company uses to compute them may differ from those used by other companies. Non-GAAP financial measures are supplemental; they should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the quarter ended March 31, 2026.

Contact:

Kathleen Valiasek, President and CEO
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$12,254	$4,233
Restricted cash	6,517	6,486
Accounts receivable, net	2,865	2,203
Inventory, net	7,193	7,419
Prepaid expenses and other current assets	1,363	1,686
Total current assets	30,192	22,027
Property and equipment, net	353,436	357,427
Finance lease right-of-use assets, net	351	214
Operating lease right-of-use assets, net	39	47
Intangible assets, net	30,150	30,778
Total assets	$414,168	$410,493

Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$14,378	$11,782
Accrued liabilities	3,596	3,653
Short-term debt	—	—
Financing obligation	556	762
Operating lease liabilities	32	32
Finance lease liabilities	103	81
Total current liabilities	18,665	16,310
Long-term debt
Principal amount	328,000	312,250
Plus: Debt premium, net of amortization	170,309	172,368
Less: Debt discount, net of amortization	(7,501)	(1,498)
Long-term debt, net	490,808	483,120
Accrued interest, noncurrent	19,010	14,515
Financing obligation, noncurrent	51,381	51,342
Operating lease liabilities, noncurrent	17	25
Finance lease liabilities, noncurrent	271	155
Warrant liabilities	12,037	11,262
Total liabilities	592,189	576,729
Commitments and contingencies
Stockholders' deficit
Common stock, $0.0001 par value, 400,000,000 shares authorized, 22,751,295 and 22,223,800 issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	2	2
Additional paid-in capital	352,304	351,371
Accumulated deficit	(530,327)	(517,609)
Total stockholders' deficit	(178,021)	(166,236)
Total liabilities and stockholders' deficit	$414,168	$410,493

LOCAL BOUNTI CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Sales	$13,337	$11,605
Cost of goods sold(1)(2)	11,803	10,144
Gross profit	1,534	1,461
Operating expenses:
Research and development(1)(2)	5,715	6,977
Sales and marketing(1)	2,244	2,114
General and administrative(1)(2)	7,509	8,104
Total operating expenses	15,468	17,195
Loss from operations	(13,934)	(15,734)
Other income (expense):
Change in fair value of warrant liabilities	5,243	(3,510)
Interest expense, net	(4,034)	(18,838)
Other income, net	7	407
Net loss	(12,718)	(37,675)
Less: Deemed dividend to preferred stockholders	—	403
Net loss attributable to common stockholders	$(12,718)	$(38,078)

Net loss applicable to common stockholders per common share:
Basic and diluted	$(0.53)	$(4.32)
Weighted average common shares outstanding:
Basic and diluted	24,125,745	8,808,574

(1) Amounts include stock-based compensation as follows:

	Three Months Ended March 31,
	2026	2025
Cost of goods sold	$21	$11
Research and development	28	16
Sales and marketing	43	37
General and administrative	901	526
Total stock-based compensation expense, net of amounts capitalized	$993	$590

(2) Amounts include depreciation and amortization as follows:

	Three Months Ended March 31,
	2026	2025
Cost of goods sold	$2,266	$1,913
Research and development	2,358	2,686
General and administrative	1,005	1,281
Total depreciation and amortization	$5,629	$5,880

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended March 31,
	2026	2025
Sales	$13,337	$11,605
Cost of goods sold	11,803	10,144
Gross profit	1,534	1,461
Depreciation	2,266	1,913
Stock-based compensation	21	11
Adjusted gross profit	$3,821	$3,385
Adjusted gross margin %	29%	29%

RECONCILIATION OF GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended March 31,
	2026	2025
General and administrative	$7,509	$8,104
Stock-based compensation	(901)	(526)
Depreciation and amortization	(1,005)	(1,281)
Business acquisition and strategic transaction due diligence and integration related costs	(629)	(96)
Litigation	(836)	(311)
Restructuring and business realignment costs	(72)	(75)
Adjusted general and administrative	$4,066	$5,815

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2026	2025
Net loss	$(12,718)	$(37,675)
Stock-based compensation expense	993	590
Interest expense, net	4,034	18,838
Depreciation and amortization	5,629	5,880
Business acquisition and strategic transaction due diligence and integration related costs	629	96
Debt restructuring and transaction cost	—	649
Intellectual property and other litigation	836	311
Restructuring and business realignment costs	72	75
Change in fair value of warrant liability	(5,243)	3,510
Other income (expense), net	(7)	(1,056)
Adjusted EBITDA	$(5,699)	$(8,782)